AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  |X|
     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     |X|  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-12

                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

NEWS RELEASE
--------------------------------------------------------------------------------
The Hercules Shareholders' Committee For NEW Management * 17 State Street *
New York, New York 10004

Contact:     Chris Hayden, Georgeson Shareholder Communications Inc.
             212-440-9850

FOR IMMEDIATE RELEASE
---------------------

COMMITTEE SENDS LETTER TO HERCULES EMPLOYEES AND RETIREES

NEW YORK--July 8, 2003-- The Hercules Shareholders' Committee For NEW Management announced today that it sent the following letter to Hercules (NYSE: HPC) employees and retirees who own the Company's stock:

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004

                                                                    July 8, 2003

Dear Hercules Employee/Retiree:

         Joyce's July 1st letter is filled with assertions that are either false, misleading, or have no bearing on the proxy contest.

         First,  THE  COMMITTEE  IS NOT  ATTACKING  HERCULES  EMPLOYEES OR THEIR
ACCOMPLISHMENTS BUT RATHER JOYCE AND HIS ASSOCIATES ON THE BOARD. We have nothing but the greatest respect for Hercules employees, the vast number of whom are hard-working, capable, and loyal and who have been forced to "soldier on" over the last several years under two caretaker CEO's - Joyce and his predecessor.

         Second, you should know that there has never been an issue between Joyce and our minority directors concerning employee benefits and pensions at Hercules. In our June 2nd letter to shareholders, we clearly stated our position as follows:

         "WITH REGARD TO BENEFIT PROGRAMS, THE DIRECTORS ARE IN AGREEMENT THAT THE COMPANY'S PENSION OBLIGATIONS TO RETIREES AND PENSION BENEFITS FOR ACTIVES MUST BE PRESERVED AND SAFEGUARDED. THE COMPANY'S DIRECTORS HAVE UNANIMOUSLY APPROVED, HOWEVER, COST REDUCTIONS IN HEALTH AND MEDICAL PROGRAMS IN KEEPING WITH WHAT HUNDREDS OF OTHER COMPANIES IN CORPORATE AMERICA HAVE ALREADY DONE" (P.19).

While we are frank to state that we did subscribe to management's position with respect to medical cost benefits, the minority directors have consistently supported the safeguarding of all pensions. With regard to the former, we are not any happier than

Joyce about the necessity for recent increases in medical costs to employees and retirees - but unfortunately this has become a fact of life in corporate America.

         THIRD, JOYCE'S REFERENCES TO ISP ARE IRRELEVANT. FOR OUR MINORITY DIRECTORS AND NOMINEES, MOST ALL OF WHOM HAVE NO ASSOCIATION WITH ISP WHATSOEVER, HAVE NO PLAN TO IMPOSE ISP'S COMPENSATION STRUCTURE ON HERCULES EMPLOYEES/RETIREES. Parenthetically, assuming that there was any relevance to the point, if one were to compare the two compensation programs in their entirety, ISP's total compensation and benefits are more than comparable to that of Hercules. For ISP has a generous 401(k) plan in addition to substantial equity incentives for the vast majority of its employees. THE FACT THAT ISP TAKES VERY GOOD CARE OF ITS EMPLOYEES IS DEMONSTRATED BY ITS HIGH EMPLOYEE
MORALE AND A VOLUNTARY TURNOVER RATE WHICH IS LESS THAN 1/3 OF THE NATIONAL AVERAGE FOR THE U.S. MANUFACTURING INDUSTRY.

         Fourth, Joyce's contention that the Company is VOLUNTARILY making cash contributions to shore up its pension plans is PURE NONSENSE. For the Company is being FORCED to make these contributions to maintain compliance with ERISA funding requirements resulting from Joyce's mismanagement of the plans, which has caused the Company to take a charge to equity last year of almost $570 million. Under the Joyce theory, we suppose, the more money he loses in the pension plans, the more money the Company is required to contribute to the plans, and the better off employees and retirees will be! ASK YOURSELF: IS JOYCE'S ARGUMENT AN INSULT TO THE INTELLIGENCE OF HERCULES EMPLOYEES AND RETIREES OR WHAT?

         Finally, the single most critical issue in this proxy contest is - WHETHER HERCULES SHAREHOLDERS, EMPLOYEES, AND RETIREES CAN AFFORD TO CONTINUE TO ENTRUST THEIR INVESTMENTS AND FUTURES TO JOYCE AND HIS ASSOCIATES ON THE COMPANY'S BOARD. IF YOU BELIEVE, AS WE DO, THAT IT IS TIME FOR A CHANGE AT HERCULES AND WHAT WE NEED IS A DYNAMIC, "HANDS-ON" CHIEF EXECUTIVE WHO HAS A VISION FOR OUR COMPANY AND A LONG TERM STRATEGY FOR ITS BUSINESSES, LEADERSHIP QUALITIES, AND AN INTEREST IN ENHANCING SHAREHOLDER VALUES FOR ALL HERCULES SHAREHOLDERS, WE URGE YOU TO SIGN, DATE AND RETURN OUR WHITE PROXY CARD TODAY!
                                                       -----


                                   Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT


/s/ SAMUEL J. HEYMAN    /s/ HARRY FIELDS    /s/ANTHONY T. KRONMAN       /s/ SUNIL KUMAR
--------------------    ----------------    ---------------------       ---------------
 Samuel J. Heyman         Harry Fields        Anthony T. Kronman          Sunil Kumar


/s/ GLORIA SCHAFFER     /s/ VINCENT TESE    /s/ RAYMOND S. TROUBH     /s/ GERALD TSAI, JR.
-------------------     ----------------    ---------------------     --------------------
 Gloria Schaffer          Vincent Tese         Raymond S. Troubh         Gerald Tsai, Jr.



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